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                                                                     EXHIBIT 5.1

              [LETTERHEAD OF MILBANK, TWEED, HADLEY & MCCLOY LLP]


                                October 3, 2000



ASAT (Finance) LLC
c/o Corporation Trust Center
1209 Orange Street
Wilimington, Delaware 19801
United States

              Re: Registration Statement on Form S-4/F-4 Offer to Exchange all
                  Outstanding 12.5% Senior Notes due 2006 for Registered Senior Notes due 2006


Ladies and Gentlemen:

     We are providing this opinion in connection with the filing by ASAT (Finance) Limited (the "Issuer"), a Delaware corporation, of a Registration Statement on Form S-4/F-4, Registration No. 333-11292 (the "Registration Statement"), with the United States Securities and Exchange Commission (the "Commission") for the purpose of registering under the United States Securities Act of 1933, as amended, up to US$155,000,000 12.5% Senior Notes (the "Exchange Offer Notes") and the Guarantees thereunder (defined below) and soliciting the consent of the holders of the outstanding 12.5% Senior Notes due 2006 to amend the Indenture (as defined below) (the "Consent Solicitation"). The Exchange Offer Notes are to be issued in exchange for an equal aggregate principal amount of the Issuer's outstanding 12.5% Senior Notes due 2006 (the "Exchange Offer") pursuant to the Registration Rights Agreement, dated as of October 29, 1999 among the Issuer, and ASAT Holdings Limited, ASAT, Inc., ASAT Limited ("ASAT"), ASAT (Cayman) Limited, and Timerson Limited (collectively, the "Guarantors"), and Donaldson, Lufkin & Jenrette Securities Corporation and Chase Securities Inc. (together, the "Initial Purchasers"). The Exchange Offer Notes are to be issued pursuant to the Indenture dated as of October 29, 1999 (the "Indenture") among the Issuer, the Guarantors and The Chase Manhattan Bank, as trustee, filed as Exhibit 4.2 to the Registration Statement. The Exchange Offer Notes are guaranteed (the "Guarantees") by the Guarantors under Section 11 of the Indenture.
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     We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate records of the Issuer and the Guarantors, agreements and others instruments, certificates of public officials, certificates of officers and representatives of the Issuer and the Guarantors, and other documents, as we have deemed necessary as a basis for the opinion hereinafter expressed. In making such examination, we have assumed the genuineness of all signatures, the authenticity of documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the due authorization of all documents, including the Exchange Offer Notes, the Indenture, and the Guarantees (together, the "Transaction Documents") by all parties thereto (except the Issuer and ASAT, Inc.) and the due organization of all parties (except as otherwise stated herein). As to various questions of fact material to such opinion, we have, when relevant facts were not independently established, relied upon the representations and warranties as to factual matters made in the Transaction Documents and upon oral or written statements and representations of government officials and of officers, directors or other representatives of the Issuer and the Guarantors. For purposes of our opinion, we have assumed without independent investigation that, except with respect to the Issuer and ASAT, Inc., (i) the due execution, delivery and performance of each of the Transaction Documents are within the corporate powers or limited liability company powers, as the case may be, of each party thereto and have been duly authorized by each such party and (ii) the Transaction Documents have been duly executed and delivered by each party thereto under applicable law.

     Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having regard to legal considerations we deem relevant, we are of the opinion that:

     1. The Indenture has been duly authorized, executed and delivered by the Issuer. The Indenture constitutes a legal, valid and binding instrument enforceable against the Issuer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights generally and except as the enforceability of the Indenture is subject to the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, (ii) rights to indemnification and contribution thereunder and the provisions of Section 4.15 of the Indenture may be limited under applicable law.

     2. The Exchange Offer Notes have been duly authorized by the Issuer and when the Exchange Offer Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and delivered in exchange for the outstanding 12.5% Senior Notes due 2006 in accordance with the terms of the Indenture, the Exchange Notes will be entitled to the benefits of the Indenture and will constitute valid and binding obligations of the Issuer, and
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the Guarantees of the Exchange Notes will constitute valid and binding obligations of the Guarantors, in either case enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors' rights generally and except as the enforceability of each of the Exchange Offer Notes and the Guarantees is subject to the application of general principles of equity (regardless of whether considered in a proceeding at law or in equity), including without limitation the possible unavailability of specific performance, injunctive relief or any other equitable remedy.

     We express no opinion as to the applicability to the obligations of any of Holdings, ASAT (Cayman) Limited, Timerson Limited or ASAT Inc. under the Transaction Documents (or the enforceablity of such obligations) under Section 548 of the Bankruptcy Code, Article 10 of the New York Debtor and Creditor Law or any other provision of law relating to fraudulent conveyances, transfers or obligations or the provisions of the law of the jurisdiction of organization of any such Guarantor restricting dividends, loans or other distributors by a person for the benefit of holders of equity interests in it.

     The foregoing opinion is limited to matters involving the laws of the State of New York and Federal laws of the United States and, as to paragraphs 1 and 2, the corporate laws of the State of California and Delaware. We do not express any opinion as to the law of any other jurisdiction. We express no opinion as to whether the Federal courts of the United States would have subject matter jurisdiction over any action brought against the Issuer or the Guarantors by any party not a "citizen" of any State of the United States for purposes of 28 U.S.C. Section 1332. As to all matters referred to herein, separate opinions are being delivered to you by (a) Richards Butler, Hong Kong counsel to the Issuer and the Guarantors as to matters of Hong Kong law, and (b) by Maples and Calder, Cayman Islands counsel to Holdings and ASAT (Cayman) Limited as to matters of Cayman Islands law for the purposes of the Registration Statement and Consent Solicitation.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus that is included in the Registration Statement.

                                         Very truly yours,

                                         /s/ Milbank, Tweed, Hadley & McCloy LLP